Exhibit 10.7
SENIOR SECURED PROMISSORY NOTE

Made and payable in
New York, New York
February 25, 2010	$13,922,000
Call Now, Inc. a Nevada corporation (the “Company”), hereby promises to pay to the order of Penson Worldwide, Inc., a Delaware corporation (together with its successors and assigns, the “Lender”) the principal amount of $13,922,000 on the Maturity Date (as defined below) together with all accrued but unpaid interest thereon and other amounts payable pursuant hereto, all in accordance with the provisions of this Senior Secured Promissory Note (this “Note”).
WHEREAS: The Company is indebted to the Lender and certain of its Affiliates, including with respect to certain margin debits in the Margin Accounts (the “Existing Obligations”). The Company has requested that the Lender facilitate the restructuring of certain of the Existing Obligations in the amount of approximately $13,334,823 and make certain additional advances to the Company. The Lender has agreed to so restructure the Existing Obligations and to provide certain additional financing upon the terms of this Note and the other Loan Documents. This Note represents, among other things, a restructuring of the Existing Obligations and is not an accord and satisfaction, or an extinguishment of the Existing Obligations, which obligations have not been repaid but continue as represented by this Note and continue to be secured by, among other things, the property in the Margin Accounts. This Note is secured by certain collateral more specifically described in the Security Agreement.
1.	Payment of Interest.
a.	Interest shall accrue at the rate of ten percent (10.0%) per annum on the unpaid principal amount of this Note outstanding from time to time, from and including the date hereof (the “Issuance Date”) until paid. Interest shall be computed on the basis of a year of 360 days and twelve 30 day months, and the actual number of days elapsed. The Company shall pay to the Lender all accrued interest on the Maturity Date or at the time it makes an Optional Prepayment as defined in paragraph 2 below.

b.	Upon and during the continuation of a Default or Event of Default, the Company shall pay interest on the amounts payable hereunder, payable on demand, at a rate per annum equal to fifteen percent (15%).
2.	Payment of Principal on the Note.
a.	Payment at Maturity. The Company shall repay the outstanding principal amount of this Note together with all interest accrued thereon and any other amounts payable hereunder to the Lender on the earlier of: (i) February 25, 2012 (the “Maturity Date”), and (ii) the date on which the maturity of this Note accelerates.
b.	Mandatory Payments.
i.	In the event that the Company receives any Bond Proceeds, the Bond Proceeds shall be paid to the Lender and (except for any Carried Interest) shall be applied to the amounts outstanding pursuant to this Note.
ii.	If the Company or any of its Subsidiaries, in any transaction or series of related transactions:
1.	sells or issues any equity or debt securities, equity interests or ownership interests including, but not limited to, any sale or issuance undertaken in connection with or as part of a public offering;
2.	receives any insurance award or any other insurance proceeds of any kind;
3.	incurs any Indebtedness except for Permitted Indebtedness;

then, within one Business Day of the Company’s or such Subsidiary’s receipt of the proceeds thereof, the Company shall pay to the Lender, for application to the amounts outstanding under this Note, 100% of the Net Cash Proceeds thereof.
iii.	in addition to and notwithstanding any other provision of this Note, one hundred percent (100%) of Company’s Excess Cash Flow for each fiscal quarter (commencing with the first fiscal quarter ending after the date hereof) shall be paid to the Lender within 3 Business Days of the end of each fiscal quarter, for application to the amounts outstanding under this Note.
c.	Optional Prepayment. The Company may upon five Business Days’ prior written notice prepay (an “Optional Prepayment”), without penalty or premium, all or any portion of the outstanding principal amount hereof. Together with any such prepayment the Company shall pay all accrued interest and other amounts then payable hereunder.
3.	Carry Interest in Bonds.
a.	The Company unconditionally acknowledges and agrees that the Lender is entitled to, and is the legal and beneficial owner of, a carried interest in all Bond Proceeds (the “Carried Interest”). The Carried Interest is fully earned as of the Issuance Date and is non refundable. To the extent not previously transferred, the Company hereby assigns and transfers to the Lender, free and clear of all Liens, all of its right title and interest in the Carried Interest. The Carried Interest shall be payable before Bond Proceeds are paid to the Company.
b.	The Carried Interest shall equal 8% of Bond Proceeds provided, however, that Lender agrees that, provided there is no Default or Event of Default, if the Company irrevocably makes one or more Optional Prepayments in an amount equal to the full amount of this Note prior to the second anniversary of the Issuance Date the Carried Interest shall be reduced to 4% of Bond Proceeds, provided, further, that if the Company irrevocably makes one or more Optional Prepayments in an amount equal to the full amount of this Note prior to the first anniversary of the Issuance Date, the Carried Interest will be reduced to 0% of Bond Proceeds.
c.	The provisions of this Section 3 shall survive the repayment of this Note and the termination of this Note.
4.	Payment Terms.
a.	Time of Payment. If any scheduled payment date is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest hereunder.
b.	Method and Place of Payment. The Company shall make all payments hereunder for the account of Lender at its offices at One Penn Plaza, 51st Floor, New York City, New York 10119 Attention: Daniel Weingarten, Manager of Office. Any payment to be made hereunder shall be made in lawful money of the United States of America and in same day or immediately available funds and shall be sent so as to be received not later than 12 noon Eastern Standard Time on the date on which such payment is due. All payments pursuant to this Note shall be made unconditionally in full without any deduction, setoff, counterclaim or other defense or withholding.
c.	Application of Payments. Except as expressly set forth herein to the contrary, any payments made by the Company shall be deemed to be applied first to fees, costs and expenses payable hereunder, second in respect of any accrued but unpaid interest due hereunder and third in respect of the outstanding principal amount due hereunder.
5.	Maximum Interest Rate.

Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, the Company shall not be obligated to pay, and the Lender shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Lender in connection with this Note under applicable law. In the event that, contrary to the intent of Lender and Company, the Company pays interest under this Note and it is determined that such interest rate was in excess of the Highest Lawful Rate, then that portion of the interest payment representing an amount in excess of the Highest Lawful Rate shall be deemed a payment of principal and applied against the principal then due under this Note.

6.	Definitions.

For purposes of this Note, the following terms shall have the following meanings:
     “Affiliate” means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person (“control,” “controlled by” and “under common control with” with respect to any Person meaning for the purposes of the foregoing the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise).
     “Bonds” means the Retama Development Corporation Special Facilities Revenue Refunding Bonds (Retama Park Racetrack Project) Series 1997B Bonds (and any replacement or refinancing thereof including, without limitation, any Converted Series 1997B Bonds as referenced in that certain Indenture of Trust and Security Agreement dated as of March 1, 1997 among Retama Development Corporation, City of Selma, TX and Bank One, TX, N.A.).
     “Bond Proceeds” means any and all income, principal and other Proceeds (in whatever form) from or in respect of the Bonds of any kind (whether on account of interest, redemption of principal, proceeds of sale, pledge or other transfer or disposition of the Bonds, insurance proceeds, tax refunds, or otherwise made or payable in respect of any Bonds).
     “Budget” means those certain forecasts, prepared by management of the Company and satisfactory to the Lender, of the Company’s consolidated statements of income or operations on a monthly basis for the immediately following two fiscal years (commencing with the 2010 fiscal year).
     “Business Day” means any day other than Saturday or Sunday or a public holiday under the laws of the State of New York or other day on which banking institutions are authorized or obligated to close in the State of New York.
     “Carried Interest” means the carried interest of the Lender in the Bond Proceeds described in Section 3 of this Note.
     “Change of Control” means that (i) any person or group of persons (as defined in Subsections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of Company representing 20% or more of Company’s then outstanding voting securities, (ii) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of the Company’s assets, or (iii) during any period of 12 consecutive calendar months, commencing on the date of this Note, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Company on the first day of each such period or (ii) subsequently became directors of the Company and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Company, to constitute a majority of the board of directors of the Company.
     “Default” means any event or circumstance which with the giving of notice or passage of time or both would result in an Event of Default.
     “Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with (including consent decrees), any governmental authorities, in each case relating to or imposing liability or standards of conduct concerning public health, safety and environmental protection matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.
     “Event of Default” has the meaning set forth in Section 12.

     “Excess Cash Flow” shall mean, for each fiscal quarter, without duplication, an amount equal to the sum of total revenues plus gains on sales of securities and investments plus other net income less actual cash tax expense less operating expenses (not to exceed operating expenses set forth in the Budget) all as determined in accordance with GAAP less prepayments of this Note actually made.
     “Existing Indebtedness” has the meaning set forth in Section 10.a.
     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
     “Gaming Regulations” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with any governmental authorities, in each case relating to or imposing liability or standards of conduct concerning gaming or gambling, the ownership or operation of a racetrack or gaming establishment, or the Project.
     “Hazardous Substances” means any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including asbestos, PCBs, petroleum products and byproducts, and any substances defined or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.
     “Indebtedness” means, for any Person: (i) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services and all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (ii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (iii) all obligations under any lease of property (whether real, personal or mixed) which, in accordance with GAAP, would, at the time a determination is made, be required to be recorded as a capital lease in respect of which such Person is liable as lessee; (iv) all reimbursement or other obligations of such Person under or in respect of letters of credit, bankers acceptances, interest rate swaps, caps, floors and collars, currency swaps, or other similar financial products; (v) all indebtedness of another Person of the types referred to in clause (i), (ii), (iii) or (iv) above, guaranteed directly or indirectly in any manner by the Person for whom Indebtedness is being determined, or in effect guaranteed directly or indirectly by such Person; and (vi) all indebtedness of another Person of the types referred to in clause (i), (ii), (iii) or (iv) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by the Person for whom Indebtedness is being determined, even though such Person has not assumed or become liable for the payment of such indebtedness of such other Person.
     “Loan Document” means this Note, the Security Documents and all other certificates, documents, agreement and instruments delivered to Lender or any Affiliate of the Lender under or in connection with this Note or any Loan Document.
     “Lien” means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien (statutory or other), or other preferential arrangement (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing or any agreement to give any Lien).
     “Margin Accounts” means those certain margin accounts of Company with Penson Financial Services, Inc. and its Affiliates from time to time.
     “Material Adverse Change” means a material adverse change (i) in the business, assets, operations, condition (financial or otherwise) or prospects of Company or the Project, or (ii) in the facts and information regarding the Company or the Premises or the Project as represented prior to the Issuance Date (without limitation to the generality of (i) ands (ii), a loss, liability, expense or cost of $200,000 or more shall be considered material), provided that a change in the market value of a share of Penson Worldwide, Inc. shall not, in and of itself, be considered as resulting in a Material Adverse Change.
     “Net Cash Proceeds” means when used in respect of any sale or disposition of assets or properties of the Company or any of its Subsidiaries, the gross proceeds received by the Company or such Subsidiary from such disposition less all direct costs and expenses incurred and all federal, state, local and foreign taxes assessed or to be assessed in connection with such sale or disposition and in the case of sales of assets held in margin accounts, the payment of margin debits on such accounts.

     “Permitted Lien” has the meaning set forth in Section 10.b.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     “Pledged Entity” means a Pledged Venture or Pledged Company as defined in the Security Agreement.
     “Premises” means, any and all real property, including all buildings and improvements now or hereafter located thereon and all appurtenances thereto, now or hereafter owned, leased, occupied or used by the Company or any of its Subsidiaries or any Pledged Entity and the real estate and appurtenances thereon acquired, financed or refinanced with proceeds of the Bonds located in the City of Selma, Texas for the purposes of the Project.
     “Proceeds” means any and all cash and non-cash proceeds (including all proceeds as defined in the UCC) and products (including all products as defined in the UCC) and proceeds of proceeds and products of products and all supporting obligations of any of the Collateral, in each case from time to time received or receivable by, or otherwise paid or distributed to, or acquired by, Company (and in whatever form comprised including, without limitation, cash, investment property, general intangibles, instruments, documents, accounts, deposit accounts and security accounts).
     “Project” means the construction, development and operation of a Class 1 horse racing track located in the City of Selma, Texas and financed with the proceeds of the issuance of the Bonds, commonly known as 1 Retama Parkway.
     “Security Agreement” means that certain Security Agreement executed by the Company in favor of Lender on or about the date hereof, as it may be amended from time to time in writing in accordance with its terms.
     “Security Documents” the Security Agreement and any other agreement providing Lender or any of its Affiliates with security for this Note, and any financing statements, assignments, notices or other documents related to any of the foregoing (as they may be amended from time to time in writing in accordance with their terms).
     “Solvent” means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Reform Act of 1978, as amended or recodified from time to time (the “Bankruptcy Code”); (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities as they mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.
     “Subsidiary” means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.
7.	Replacement of Lost Note.

Upon receipt of evidence of the mutilation, destruction, loss, or theft of this Note and, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company shall, upon the written request of the holder of the Note, execute and deliver in replacement thereof a new Note in the same form, in the same original principal amount dated the same date as this Note, and such Note so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder.

8.	Representations and Warranties.

The Company hereby represents, warrants and covenants that:

a.	The execution, delivery and performance by the Company of this Note and the other Loan Documents have been duly authorized by all necessary action. This Note and the other Loan Documents have been duly executed on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or laws of general application relating to the availability of equitable remedies.

b.	No consents, authorizations, approvals, licenses or exemptions and no actions or approvals under any applicable laws or regulations (including any Gaming Regulations) are necessary for the authorization, execution, delivery or performance of this Note or any other Loan Documents.

c.	The Company and each of its Subsidiaries and each Pledged Entity is a corporation, limited liability company, or limited partnership (as applicable) duly organized, validly existing and in good standing under the laws of its jurisdiction of its incorporation and has all requisite power to perform its obligations under this Note and the other Loan Documents (as applicable) and to own and operate its assets and conduct its business where currently conducted.

d.	The making and performance of this Note and the other Loan Documents do not contravene the terms of the articles of incorporation or the bylaws or other organizational documents of the Company or any of its Subsidiaries or any Pledged Entity and do not violate any provision of any Gaming Regulations or any other law or administrative regulation, or result in a breach of or constitute a default under any agreement, indenture or other instrument to which any of the Company or its Subsidiaries or a Pledged Entity is a party or by which any of the Company or its Subsidiaries or a Pledged Entity may be bound or which apply to or affect the Premises or the Project.

e.	Neither the Company nor any of its Subsidiaries nor any Pledged Entity is in default under any contract, lease, agreement, judgment, decree or order which could result in a Material Adverse Change.

f.	The Company and its Subsidiaries and the Pledged Entities have good and marketable title to, or valid and subsisting leasehold interests in, their properties and assets subject to no Lien, except for Permitted Liens.

g.	No Person other than the Company has any rights, claims or interests in the Bonds or the Bond Proceeds and the Company is the sole legal and beneficial owner of the Bonds and the Bond Proceeds (except for the interests of the Lender in the Carried Interest).

h.	There are no pending or threatened actions or proceedings against the Company or its Subsidiaries or any Pledged Entity before any court or administrative agency that could result in a Material Adverse Change.

i.	The financial statements for fiscal year ending December 31, 2009 and for the period ended September 30, 2009 heretofore delivered to Lender have been prepared in accordance with GAAP and present fairly the financial condition of the Company and its Subsidiaries. Since September 30, 2009, there has been no Material Adverse Change in respect of the Company or any of its Subsidiaries.

j.	Neither the Company nor any of its Subsidiaries has any material liabilities, fixed or contingent, that are not reflected in the financial statements referred to in subsection 8.i. the notes thereto or otherwise disclosed in writing to the Lender prior to the date hereof.

k.	The Company is Solvent.

l.	Neither the obligations of the Company under the Loan Documents nor any other obligation of the Company to Lender are subordinated in right of payment to any other obligation of the Company.

m.	Neither any Company nor any Subsidiary will use any part of the proceeds of any credit represented by this Note, directly or indirectly, to purchase or carry any margin securities or to reduce or retire any indebtedness originally incurred to purchase any such securities.

n.	The Company has not relied upon any statement or representation by Lender or any of its Affiliates or any of their respective officers, directors, agents, employees or attorneys in executing this Agreement and the other Loan Documents.

o.	The Company and each of its Subsidiaries is in material compliance with all Environmental Laws and Gaming Regulations, whether in connection with the ownership, use, maintenance or operation of the Project or the Premises or the conduct of any business thereon, or otherwise.

p.	Neither any Company nor any of its Subsidiaries nor any Pledged Entity nor, to the Company’s knowledge, any previous owner, tenant, occupant, user or operator of the Premises or the Project, has used, generated, manufactured, installed, treated, released, stored or disposed of any Hazardous Substances on, under, or at the Premises or the Project, except in compliance with all applicable Environmental Laws. No Hazardous Substances have at any time been spilled, leaked, dumped, deposited, discharged, disposed of or released on, under, at or from the Premises or the Project in violation of any Environmental Law, and the Premises have not been used by any Person at any time as a landfill or waste disposal site. There are no actions, suits, claims, notices of violation, hearings, investigations or proceedings pending or, to the best of any Company’s knowledge, threatened against or affecting such Company or any of its Subsidiaries or any Pledged Entity or with respect to the ownership, use, maintenance and operation of the Premises or the Project.

q.	Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur indebtedness.

r.	The Company and each of its Subsidiaries and each Pledged Entity has duly filed all tax and information returns required to be filed, and has paid all taxes, fees, assessments and other governmental charges or levies that have become due and payable, except to the extent such taxes or other charges are being contested in good faith and are adequately reserved against in accordance with GAAP.

s.	None of the representations or warranties made by the Company or any of its Subsidiaries in the Loan Documents and none of the statements contained in any other exhibit, report, certificate or written statement furnished by or on behalf of the Company or any of its Subsidiaries in connection with the Loan Documents and none of the statements made by or on behalf of the Company or any of its Subsidiaries to the Lender with respect to the Bonds, the Premises or the Project, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading.
9.	Covenants.

So long as any amount payable by the Company hereunder shall remain unpaid, the Company will, and shall cause each of its Subsidiaries (and in the case of paragraphs b., d. and e., the Pledged Entities) to, unless otherwise expressly authorized by the Lender in writing:
a.	Furnish to the Lender:
i.	as soon as available and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year of the Company or 90 days (in the case of the fourth fiscal quarter), a consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied;

ii.	as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report thereon from a firm of independent certified public accountants of recognized national standing which report shall be unqualified as to scope of audit or the status of the Company and its Subsidiaries as a going concern;

iii.	immediately upon receipt thereof, copies of all reports submitted to the Company by its independent certified public accountants in connection with each annual, interim or special audit examination of the Company and its

Subsidiaries made by such accountants, including the “management letter” submitted by such accountants to the Company in connection with their annual audit

iv.	immediately upon receipt thereof, copies of all financial statements, reports, notices and other communications with respect of the Pledged Entities, Bonds, Project and the Premises;

v.	immediately after the giving, sending or filing thereof, copies of all press releases and reports, if any, which the Company or any of its Subsidiaries sends to the holders of its respective capital stock or other securities and of all reports or filings, if any, by the Company or any of its Subsidiaries with the Securities and Exchange Commission or any national securities exchange or any regulatory authority with respect to any Gaming Regulations or otherwise;

vi.	immediately after the Company has knowledge or becomes aware of the occurrence of any Default or Event of Default, a statement of the chief executive officer of the Company setting forth details of such Default or Event of Default and the action which the Company proposes to take with respect thereto;

vii.	a statement of the chief executive officer of the Company, immediately after the Company has knowledge or becomes aware of any of the following events of circumstances, setting forth details of such event or circumstance and the action which the Company proposes to take with respect thereto: the failure to make any payments (whether on account of interest, principal or otherwise) on the Bonds after the date hereof,
1.	the occurrence of any event of default under the Bonds or event that with the passage of time or giving of notice would be an event of default on the Bonds after the date hereof,

2.	any condemnation, or taking by eminent domain of any of the Premises or the Bonds,

3.	any redemption or proposed redemption of any Bonds,

4.	any payment, declaration or other notice of any Bond Proceeds,

5.	any other event or circumstance that could be materially and adversely affect the Project, the Premises or the value of the Bonds;
viii.	such other information respecting the operations, properties, business or condition (financial or otherwise) of the Company or its Subsidiaries or the Pledged Entities or the Premises or the Project as the Lender may from time to time reasonably request.
b.	Maintain and preserve its corporate existence, its rights to transact business and all other rights, franchises and privileges (including all licenses and permits under any Gaming Regulations and rights under or in respect of the Bonds, the Premises and the Project) necessary or desirable in the normal course of its business and operations and the ownership of its properties.

c.	Carry and maintain in full force and effect, and ensure that there shall be carried and maintained in full force and effect with respect to the Project and the Premises, at its own expense and with financially sound and reputable insurance companies, insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses or owning similar properties.

d.	Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws and Gaming Regulations) and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties or the Project or the Premises may be bound.

e.	Maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

f.	At any reasonable time and from time to time permit the Lender or any of its agents or representatives to visit and inspect any of the properties of the Company and its Subsidiaries and to examine and make copies of and abstracts from the records and books of account of the Company and its Subsidiaries, and to discuss the business affairs, finances and accounts of the Company and any such Subsidiary with any of the officers, employees or accountants of the Company or such Subsidiary.

g.	Execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Lender shall deem necessary or appropriate to effectuate the purposes of the Loan Documents.
10.	Negative Covenants. So long as any amount payable by the Company hereunder shall remain unpaid, the Company agrees that, unless otherwise expressly authorized by the Lender in writing, it will not, and will not permit any of its Subsidiaries (and in the case of paragraphs a., b., f., g., h., and j., the Pledged Entities) to:
a.	Create, incur, assume or otherwise become liable for or suffer to exist any Indebtedness, other than: (i) Indebtedness of the Company to the Lender or its Affiliates; (ii) accounts payable to trade creditors for goods and services (not the result of the borrowing of money) incurred in the ordinary course of the Company’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP; (iii) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by the Company or any such Subsidiary in the ordinary course of business; and (iv) Indebtedness existing as of the date hereof previously disclosed to the Lender in writing and approved by the Lender (“Existing Indebtedness”);

b.	Create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired except for any of the following (“Permitted Liens”), (i) Liens in favor of Lender or its Affiliates: (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP; (iii) Liens of materialmen, mechanics, warehousemen, carriers or other like Liens arising in the ordinary course of business and securing obligations either not delinquent or being contested in good faith by appropriate proceedings which are adequately reserved for in accordance with GAAP and which do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture of title thereto; (iv) Liens consisting of deposits or pledges to secure the payment of worker’s compensation, unemployment insurance or other social security benefits or obligations, or to secure the performance of statutory obligations incurred in the ordinary course of business (other than for Indebtedness or any Liens arising under ERISA); (v) easements, rights of way, servitudes or zoning or building restrictions and other minor encumbrances on real property and irregularities in the title to such property which do not in the aggregate materially impair the use or value of such property or risk the loss or forfeiture of title thereto; (vi) Liens upon or in any personal property acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such property or Indebtedness incurred solely for the purpose of financing the acquisition of such property, or existing on such property at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon; and (vii) Liens in respect of the Existing Indebtedness previously disclosed to the Lender in writing and approved by the Lender.

c.	Agree to, authorize or permit any Lien upon or with respect the Premises or the Project.

d.	Engage in any line of business different from those lines of business carried on by it at the date hereof.

e.	Declare or pay any dividends in respect of the Company’s capital stock, or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, or otherwise acquire for value any stock of the Company, except that the Company may declare and deliver dividends and distributions payable only in common stock of the Company.

f.	Merge with or consolidate into, or acquire all or substantially all of the assets of, any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets.

g.	Sell, lease, transfer, or otherwise dispose of, or part with control of (whether in one transaction or a series of transactions) any interest in the Bonds, the Premises, the Project or any license or rights in respect of any Gaming Regulations.

h.	Make any loans, advances, or investments in any Person, other than (a) short term investments in prime commercial paper or certificates of deposit issued by major banks, (b) loans, advances to or investments in a Subsidiary (provided such Subsidiary has executed the Security Documents and the shares in such Subsidiary have been pledged to Lender).

i.	Amend or otherwise modify the Bonds or any agreement, license or understanding with respect of the Bonds, the Premises or the Project or any Pledged Entity (including any organizational agreement, management agreement or property management agreement), or waive or forbear the application of any material term thereof, or subordinate any rights in respect of any of the foregoing.

j.	Enter into any transaction, including the purchase, sale or exchange of property or the rendering of any services, with any Affiliate, officer, director, employee or consultant or enter into, assume or suffer to exist any employment or consulting contract with any Affiliate, officer, director, employee or consultant, except a transaction or contract which is in the ordinary course of business and which is upon fair and reasonable terms not less favorable than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, officer, director, employee or consultant.
11.	Board Observer Rights. So long as any amount payable by the Company hereunder shall remain unpaid, the Lender shall have the right to attend all meetings of the Board of Directors of the Company in a nonvoting observer capacity, to receive notice of such meetings, to receive any information provided to members of the Board of Directors of the Company in connection with any such meeting, to receive (at the same time distributed to members of the Board of Directors of the Company) any written consent in lieu of a board meeting proposed to be adopted by the Company.

12.	Events of Default.
Any of the following events which shall occur shall constitute an “Event of Default”:

a.	The Company shall fail to pay when due any amount of principal or interest or other amount payable hereunder.

b.	Any representation or warranty by the Company under or in connection with this Note or any Loan Document shall prove to have been incorrect in any material respect when made or deemed made.

c.	The Company shall fail to perform or observe any term, covenant or agreement contained in paragraphs 9, 10 or 11 above.

d.	The Company shall fail to perform or observe any other term, covenant or agreement contained in this Note or any Loan Document on its part to be performed or observed and any such failure shall remain unremedied for a period of 30 days from the occurrence thereof.

e.	The Company or any of its Subsidiaries or any Pledged Entity shall admit in writing its inability to, or shall fail generally or be generally unable to, pay its debts (including its payrolls) as such debts become due, or shall make a general assignment for the benefit of creditors; or the Company or any such Subsidiary or any Pledged Entity shall file a voluntary petition in bankruptcy or a petition or answer seeking reorganization, to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act of 1978, as amended or recodified from time to time (the “Bankruptcy Code”) or under any other state or federal law relating to bankruptcy or reorganization granting relief to debtors, whether now or hereafter in effect, or shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against the

Company or any such Subsidiary pursuant to the Bankruptcy Code or any other state or federal law; or the Company or any such Subsidiary shall be adjudicated a bankrupt, or shall apply for or consent to the appointment of any custodian, receiver or trustee for all or any substantial part of the Company’s or any such Subsidiary’s property, or shall take any action to authorize any of the actions or events set forth above in this paragraph; or an involuntary petition seeking any of the relief specified in this paragraph shall be filed against the Company or any such Subsidiary and shall not be dismissed within 30 days; or any order for relief shall be entered against the Company or any such Subsidiary in any involuntary proceeding under the Bankruptcy Code or any such other state or federal law referred to in this paragraph (e).

f.	The Company or any of its Subsidiaries shall (i) liquidate, wind up or dissolve (or suffer any liquidation, winding-up or dissolution), (ii) suspend its operations other than in the ordinary course of business, or (iii) take any corporate action to authorize any of the actions or events set forth above in this paragraph (f).

g.	The Company or any Subsidiary or any Pledged Entity shall fail (i) to make any payment of any principal of, or interest or premium on, any Indebtedness in an aggregate principal amount outstanding of at least $50,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness as of the date of such failure, or (ii) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

h.	A final judgment or order for the payment of money in excess of $50,000 shall be rendered against the Company or any of its Subsidiaries or any Pledged Entity; or any non-monetary judgment or order shall be rendered against the Company or any such Subsidiary which has or could result in a Material Adverse Change; and in each case there shall be any period of 20 consecutive days during which such judgment continues unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

i.	There shall occur any Change of Control.

j.	There shall occur any “Event of Default” as defined in any other Loan Document.

k.	A Material Adverse Change shall occur.
13.	Consequences of Event of Default. If any Event of Default shall occur, the Lender may (i) by notice to the Company, declare the entire unpaid principal amount of this Note and all other Loan Documents, all interest accrued and unpaid hereon and all other amounts payable hereunder to be forthwith due and payable, whereupon all unpaid principal under this Note, all such accrued interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, provided that if an event described in paragraph (e) or (f) above shall occur, the result which would otherwise occur only upon giving of notice by the Lender to the Company as specified above shall occur automatically, without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken, proceed to enforce all other rights and remedies available to the Lender under applicable law

14.	Remedies Cumulative. No remedy conferred under this Note or any other Loan Document is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy now or hereafter existing at law or in equity or by statute or otherwise. No course of dealing between the Company and the Lender or any delay on the part of the Lender in exercising any rights hereunder shall operate as a waiver of any right of the Lender.

15.	Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Company hereby agrees to indemnify the Lender and its Affiliates, directors, officers, employees, agents, counsel and other advisors (each an “Indemnified Person”) against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person (including allocated costs of internal counsel), which may be imposed on, incurred by, or asserted against any Indemnified Person, (i) by any governmental authority or other third party in any way relating to or arising out of any of the Loan Documents, the use or intended use of the proceeds of this Note, or the transactions contemplated hereby or thereby, (ii) with respect to any investigation, litigation or other proceeding relating to any of the foregoing, irrespective of whether the Indemnified Person shall be designated a party thereto, or (iii) in any way relating to or arising out of any Loan Document, the use or intended use of the proceeds of this Note or the transactions contemplated hereby or thereby or any action taken or omitted by Lender in connection with any of the foregoing; provided that Company shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they are found by a final decision of a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of Lender.

16.	Amendment Waiver. No amendment or waiver of any provision of this Note or any other Loan Document, nor any consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

17.	Successors and Assigns. This Note shall be binding on and inure to the benefit of and be enforceable by the Company, the Lender and their respective successors and assigns.

18.	Governing Law. This Note shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

19.	Jurisdiction. The Company hereby (i) submits to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States sitting in the Southern District of the State of New York for the purpose of any action or proceeding arising out of or relating to this Note and any other Loan Documents and instruments relating hereto, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

20.	Headings. The headings of the sections and subsections of this Note are inserted for convenience only and do not constitute a part of this Note.

21.	Severance. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Note shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Note, or the validity or effectiveness of such provision in any other jurisdiction.

22.	Expenses. The Company agrees to pay on demand all costs and expenses of the Lender and its Affiliates, and the fees and disbursements of counsel (including the allocated costs of internal counsel), in connection with (i) any amendments, modifications or waivers of the terms of this Note or any other Loan Document, (ii) enforcement or attempted enforcement of, and preservation of any rights under, this Note or any other Loan Document, and (iv) any out-of-court workout or other refinancing or restructuring or in any bankruptcy case, including, without limitation, any and all losses, costs and expenses sustained by the Lender or its Affiliates as a result of any failure by the Company to perform or observe its obligations contained of this Note or any Loan Document. In addition, the Company agrees to indemnify the Lender and its Affiliates against and hold them harmless from any and all present and future stamp, transfer, documentary and other taxes, levies, fees, assessments and other charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of this Note or any other Loan Document.

23.	Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by facsimile) and mailed, sent or delivered to the respective parties hereto at or to the following addresses or facsimile numbers (or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other parties hereto):

If to the Lender:	Penson Worldwide, Inc.
One Penn Plaza, 51st Floor,
New York City, New York 10119

Attn: Daniel Weingarten, Head of Office

With a copy to	Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas TX 75201
Attn: General Counsel and Chief Executive Officer

If to the Company:	Call Now, Inc.

Mailing Address:
P.O. Box 47535
San Antonio, TX 78265

Physical Address:
1 Retama Parkway,
Selma, TX 78154

Attn: Chief Executive Officer
All such notices and communications shall be effective (i) if delivered by hand, upon delivery; (ii) if sent by mail, upon the earlier of the date of receipt or five Business Days after deposit in the mail, first class (or air mail, with respect to communications to be sent to or from the United States), postage prepaid; and (iii) if sent by facsimile, when sent.
[signature page follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Note on the date first stated above.

Call Now, Inc.
By:	/s/ Thomas R. Johnson
Title:	President